EXHIBIT 23.5
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 The Board of Directors
 JLW Asia Holdings Limited
 Hong Kong




 We consent to the incorporation by reference in the registration statement on Form S-3 dated 2 March, 1999 of LaSalle Partners Incorporated of our report dated 12 November 1998 with respect to the Group balance sheets of JLW Asia Holdings Limited and subsidiaries ("the Group") as of 31 December 1997 and 1996, and the related Group profit and loss accounts, Group statements of total recognized gains and losses, reconciliations of shareholders' funds and cash flows for each of the years in the three-year period ended 31 December 1997, which report appears in the Proxy Statement on Schedule 14A of LaSalle Partners Incorporated , filed 9 February 1999, and to the reference to our firm under the heading "Experts" in the prospectus. Our report is based in part upon the report of other independent auditors, with respect to JLW Property Consultants Pte Ltd and its subsidiaries for the periods indicated in their report thereon.



 /s/ KPMG
 Certified Public Accountants
 Hong Kong
 2 March, 1999